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EXHIBIT  10-8                                                             PAGE 1

SPIEGEL. INC.

3500 LACEY ROAD
DOWNERS GROVE. ILLINOIS
60515-5432

(630) 986-8800

EXECUTIVE OFFICE
December 1, 1997

Ms. Mary Panvini
Adrien Arpel
720 Fifth Avenue
New York, New York 10019


Dear Mary:

This letter sets forth the terms of your company's participation in the Spiegel Specialty Catalog Reverse Syndication Marketing Program. The use of the words "you" and "your" in this Contract/Letter of Agreement ("the Agreement") shall mean your company as listed above and any division or other subsidiary or affiliate operating pursuant to the terms and conditions of this Agreement.

1.        SUBMISSION OF SAMPLE AND FINAL MEDIA

                  You agree to timely submit samples of promotional media and/or telemarketing program (together "Media") in advance of any printing or telemarketing for Spiegel's review and written approval. No changes may be made in the Media after such approval by Spiegel. You will furnish 75 pieces of the approved Media to Spiegel.

2.       ORDER ACCEPTANCE AND PROCESSING

                  You will accept and fill all orders for the purchase of the goods and services, if any, described in the Media (such purchase is herein referred to as a "Sale") by persons in whose name an FCNB Preferred(R) Charge Account has been opened, and any other authorized users thereof, or by persons using any other methods of payment, for example, other bankcards, debit cards, checks, etc. (for purposes in the Agreement all foregoing persons making a purchase or order shall be defined as "Accountholders"), subject to the following conditions:

                  a. For mail orders, you must receive from the Accountholder the order form from the Media or a memorandum (such order form or memorandum is herein referred to as an "Order Form") indicating the Accountholder's desire to purchase the goods and accompanying service, if any, described in the Media and containing the Accountholder's name, account number, and signature;



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                  b.       For phone orders, you must maintain a record or
                           memorandum indicating the Accountholder's request to purchase the goods and accompanying services, such record or memorandum to contain the Accountholder's name and account number only; and

                  c. All orders charged to a FCNB Preferred(R) Charge account require authorization from the Spiegel FCNB Preferred(R) Charge Credit Department, except for those orders from Accountholders who have already been identified by Spiegel for you as being in a credit-approved status. For such orders, you have authorization to provide merchandise to the Accountholders for up to $75 for a period not to exceed 90 days from the date of the Selection Letter you receive from Spiegel which is the date of the selection of names for your promotion.

3.       SALES MEMORANDUM/BILLING REGISTER

                  Upon shipment of goods or materials evidencing any services, you agree to complete the form of sales memorandum (approved by Spiegel at the inception of the program) evidencing a Sale (such a sales listing sheet or other approved sales memorandum is referred to herein as a "Billing Register") for all Sales, including all check, direct debit and other charge card sales, at the time the goods are shipped to the Accountholders. Each sales memorandum will include: Accountholder's FCNB Preferred(R) Charge account number; the 8 or 12-digit order number; full Accountholder's name and address; total charge for goods or services; delivery charge; total of all charges (or sale, if a direct debit or check transaction); and commission due to Spiegel. You will retain a copy of the Billing Register and remit a copy to Spiegel, once weekly as determined by Spiegel, along with an invoice, after shipment of the goods or materials evidencing any services to the Accountholder.

4        Warranties and Representations

                           You warrant, represent, and agree that:

                  a.       Accuracy

                  All representations and information made in the Media will be accurate and correct and none will be misleading or deceptive, nor will there be any material omissions. All goods delivered will be as described in the Media.

                  b.       Legal Compliance

                  You will comply with all applicable federal and state laws and regulations, including, but not limited to, the Truth-in-Lending Act, the Federal Trade Commission ("FTC") Telemarketing Sales Rules and the FTC Mail or Telephone Order Merchandise Rule, and all other FTC rules regulating merchandise, warranties, and mail/phone order
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                  transactions. In addition, adherence to the Direct Marketing
                  Association's Fair Information Practices Manual should also be observed.

                  c.       Delivery Deadlines

                  All goods and services described in the Media will be delivered within thirty (30) days after receipt of an order from an FCNB Preferred(R) Charge Customer within such time as specified in the Media, as communicated to the Accountholder, or as otherwise required by law.

                  d.       Insurance/No Infringements/Indemnification

                  Prior to mailing of promotional material to or prior to any telemarketing or other promotional activity with Accountholders, you shall name Spiegel, Inc., 3500 Lacy Road, Downers Grove, Illinois 60515 as an additional insured on your comprehensive general liability insurance policy in the minimum amount of Two Million Dollars. You shall furnish Spiegel with a current Certificate of Insurance evidencing such insurance upon execution of this Agreement and then once annually upon the anniversary date of this Agreement.

                  You agree to defend and indemnify Spiegel against all cost, loss, damage, fine, penalty or expense, including reasonable attorney fees, arising from any product liability or intellectual property claim or from any alleged or actual violation of a state or federal law, rule or regulation related to the products or services under the Program/Media or the marketing, distribution or solicitation of sales under the Program/Media including without limitation, the Federal Trade Commission's Telemarketing Sales Rule and the Federal Trade Commission's Mail or Telephone Order Merchandise Rule.

                  All goods and services described in the Media and the Media itself do not violate any right or property interest therein of any third party, or Spiegel, including, without limitation, such right or property interest based upon patent, trademark, copyright, or trade secret. You agree to defend and indemnify and hold Spiegel, its subsidiaries, parent, and affiliates and all of their respective directors, officers, employees and agents ("Indemnities") harmless from and against any and all liabilities, losses, claims, lawsuits, judgments, damages, fines, penalties and expenses, including, without limitation, costs and expenses of litigation and reasonable counsel fees ("Claim Obligations"), whatsoever arising from any (i) defense, dispute, offset, claim, or counterclaim made by any third party, or Spiegel, that any of the material in the Media and/or the sale by you to any Accountholder of the goods and/or accompanying services, if any, described in the Media or delivered to any person, violates any right and/or property interest of a third party, including, without limitation, any such right or property interest based upon copyright, patent, trademark, trade secret or any other intellectual property right under any state or federal law; (ii) product liability claim; product recall, retrofit or safety notice; or claim of unfitness or impurity of any goods or services sold pursuant to the transactions contemplated by this Agreement; (iii) alleged
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                  or actual violation of a state or federal law, rule or
                  regulation related to the products or services marketed under the Media or the marketing, distribution or solicitation of sales under the Media including without limitation, the Federal Trade Commission's Telemarketing Sales Rule and the Federal Trade Commission's Mail or Telephone Order Merchandise Rule; (iv) and all claims arising out of this Agreement, except to the extent that the same are caused by Spiegel's agents or employees. Spiegel agrees (i) to give you prompt notice of any claims, demands, suits, proceedings or actions for which we intend to seek indemnification hereunder, (ii) not to compromise or settle any claim against Spiegel for which indemnification is sought without your prior written consent, and (iii) that you shall have the right to select counsel to defend any claim for which indemnification is to be sought, such selection being subject to our approval, which approval shall not be unreasonably withheld.

                  e.       Taxes

                  You are the actual seller or vendor of the merchandise. You agree to collect and pay any and all sales, use, or similar taxes levied on the transactions contemplated by this Agreement.

                  The warranties and representations stated above are cumulative and are to be considered as reaffirmed and restated each time you execute a new Addendum/Schedule.

5.       SUBMISSION OF BILLING REGISTERS

                  No Billing Registers for FCNB Preferred(R) Charge transactions will be presented to Spiegel for credit or payment until after an order has been shipped to the Accountholder or their designated shipping address. Billing Registers for all other direct debit, check or other bankcard transactions shall be sent to Spiegel on a weekly basis.

6.       RECORD RETENTION AND AUDIT

                  You hereby agree that Spiegel may, at any reasonable time, and upon at least three (3) business days' notice, examine any of your records relating to the transactions covered or contemplated by this Agreement. You will retain original order information and proof of shipment for three (3) years and a microfilm copy of those records for an additional two years. You will furnish copies of such documents to Spiegel within two (2) working days after a request is received. You agree that if you cannot provide such copies and the customer disputes the sale, you will authorize a credit to the customer's FCNB Preferred(R) Charge Account and agree to a chargeback by Spiegel to you for such disputed sales without any credit for any adjusting commission due or paid to Spiegel. In addition, you will retain your Purchase Order Agreements with your supplier or manufacturer of the goods and services described in the Media pursuant to the same document retaining guidelines stated above. You shall make available to Spiegel upon three business days notice, all books and records in connection with or related to any and/or all transactions contemplated by this Agreement and any Addenda/Schedules or
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                  related to any sale made pursuant to any Media.

7.       MEDIA APPROVAL

                  You acknowledge and agree that Spiegel has an absolute right to refuse to allow you to mail any promotional material or telemarket any program to Accountholders. In the event of such refusal and provided that you have met all the terms and conditions of this Agreement, Spiegel will reimburse you for the reasonable, actual cost of the Media directly associated with that promotion which you are unable to use for a future promotion.

                  IN NO EVENT SHALL SPIEGEL BE LIABLE FOR SPECIAL OR CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY ADDENDUM/SCHEDULE OR THE CONDUCT OF BUSINESS CONTEMPLATED HEREIN, EVEN IF PRIOR NOTICE FROM YOU OF ANY POSSIBLE DAMAGES HAS BEEN GIVEN TO SPIEGEL.

8.       CUSTOMER SERVICE

                  You agree to resolve all complaints that Spiegel regards as reasonable to the customer 5 satisfaction without cost to Spiegel. You also agree to respond in writing or by telephone to all Spiegel customer correspondence within five (5) working days of receipt of such correspondence. If an Accountholder advises in writing the reasons that the Account-holder refuses to pay for a purchase, Spiegel will promptly notify you thereof; you must then resolve the Accountholder's claim or complaint within thirty (30) days from the date you receive such notification. If you do not resolve the Accountholder's claim or complaint within thirty (30) days, you will, in Spiegel's sole discretion, authorize a credit for this customer.

9.       MERCHANDISE RETURNS/CREDIT REGISTERS

                  In the event the customer returns the merchandise or cancels a membership or subscription for whatever reason, you will credit the customer 5 account for the complete cost of the returned merchandise, and/or canceled membership or subscription, if applicable, and any applicable taxes. Upon request by a customer, you will also refund shipping and handling charges for returning merchandise. You will not make any refunds or adjustments with respect to FCNB Preferred(R) Charge Sales in cash or by check. Instead, when the goods are returned to you or an adjustment is made, you will complete a Credit Register or other credit memorandum approved by Spiegel at the inception of the program (such approved credit memorandum is referred to herein as a "Credit Register"). Such Credit Register will include the following information:

                           - Accountholder's FCNB Preferred(R) account number;

                           -        the eight or twelve-digit order number;

                           - full Accountholder's name and address; U total merchandise charge;

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                           -        delivery charge;

                           -        total of all charges;

                           -        commission previously paid to Spiegel;

                           - Bankcard account number, or other payment method, if not Spiegel FCNB Preferred(R) Charge.

                  You will remit a copy of the Credit Register to Spiegel within five (5) business days of the date the goods are returned to you or the adjustment is made, whichever is earlier. You will adhere to all other bankcard charge agreements with respect to returns for credit for Sales made with other charge cards.

10.      ACCOUNTHOLDER LIST

                  Spiegel will furnish to you a list of FCNB Preferred(R) Charge Accountholders ("Spiegel List") for your use in performing your rights and obligations under this Agreement. We understand that you may perform various "merges and purges" of such list in accordance with normal industry practice. Such merges and purges shall be made subject, however, to the following:

                  a.       List Return

                  You will return to Spiegel the original tape furnished to you and any copies made by you after any such merge/purge has been completed;

                  b.       Merge/Purge Reports

                  You will send to Spiegel, upon its generation or upon Spiegel's request, any report or documentation which summarizes the result of any such merge and purge by you regarding the Spiegel List;

                  c.       Name Exclusions

                  Any names merged and purged because they are already on your primary customer file when the list was furnished to you will not be considered part of this Agreement for any purpose;

                  d.       Name List Conflicts

                  Spiegel must agree in writing to a merge and purge of Spiegel List names furnished to you against any outside rented list or any other syndication participant list procured for the same solicitation. Spiegel requires that the Spiegel List names will have priority over any outside rented names and any other syndication participant list; that is, the name is credited to our list and dropped from the outside list or syndication participant list;
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                  e. Use and Non-Disclosure

                  You agree not to disclose any name and address from the Spiegel List, authorized users, and any "ship to" names and addresses provided to you by Spiegel or obtained as a result of any list furnished hereunder. You will use such names and/or addresses only in connection with Sales made in response to the Media, and you will not make and/or maintain such list or part thereof for any other purpose, including for any subsequent solicitations. You will not make any names or addresses supplied to you a part of your database. You also agree not to sell, rent, lend or lease or otherwise give, directly or indirectly, and such names and/or addresses to any other person or organizations for any purpose, and you will not allow any other person or organization to obtain or use any such names and/or addresses. You will not offer to open an account for or offer your own or another credit card to any person by using such names and/or addresses developed from Accountholder orders for the goods and accompanying service, if any, described in the Media.

11.      NO ALTERNATE PAYMENT SOLICITATION

                  You agree that you will not directly or indirectly by any means solicit payment for any potential or actual sales other than by payment to be charged to a customer's FCNB Preferred(R) Charge account for the goods and/or services described in the Media.

12.      INCLUSION OF PAYMENT ALTERNATIVES

                  If you should receive an order from an Accountholder or a non-Accountholder in connection with or as a result of the Media, in the form of cash, check, debit card, or acceptable charge card other than the FCNB Preferred(R) Charge, such order shall be subject to the terms and conditions of this Agreement.

13.      CONTRACT ADDENDUM/SCHEDULE GUIDEBOOK EXHIBITS

                  A Schedule to this Agreement, in the form as provided in
                  Section XI of the Spiegel Re-verse Syndication Program Guidebook, shall be completed and executed for each promotional program or Media offered by you and Spiegel pursuant to this Agreement. Such Schedule(s) shall be serially numbered. This Agreement, together with the Schedule(s) which may be entered into from time to time, and the Operations Guidelines and Exhibits and Tables, copies of which have been furnished to you in the Spiegel Reverse Syndication Program Guidebook, shall constitute the entire Agreement between you and Spiegel.

14.      PAYMENT SCHEDULE

                  Any payments owed to you pursuant to this Agreement shall be made in accordance with the Spiegel Payment Schedule, a copy of which is within the Spiegel Reverse Syndication Program Guidebook in Section VI.
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15.      TERMINATION

                  This Agreement will remain in effect until terminated by either of us on ninety (90) days written notice to the other, except that any such promotional program or Media may be terminated by Spiegel at any time as provided in Paragraph 7 herein above. Any termination of the Agreement shall not affect the rights and obligations of the parties hereto (including the duty to pay Spiegel amounts due to it regardless of this Agreement's termination) with respect to any promotional program or Media entered into by execution of a Schedule prior to the termination date. Nothing in this Agreement shall be construed to obligate you to undertake any mailings whatsoever to the Spiegel List, or to grant us any rights with respect to the Media except as provided above in Paragraph 1.

16.      PROPRIETARY INFORMATION

                  Spiegel acknowledges that the contents of the Media is proprietary to you and agrees not to make any use of it or any other name or mark proprietary to you without your prior written approval. You hereby acknowledge that the Spiegel List information is proprietary and confidential to Spiegel and such information shall not be disclosed in any form to any third party or used by you except as specifically authorized in this Agreement.

    17.     NO ASSIGNMENT

                  You may not assign this Agreement or any Schedule without Spiegel's prior written consent. Any attempt to assign or transfer this Agreement or any Schedule by you without Spiegel's prior written consent shall be null and void and have no effect whatsoever.

    18      NO AGENCY

                  This Agreement shall in no way constitute or give rise to a partnership, joint venture, or agency between the parties, including any manufacturer or supplier of any goods or services. All operations and Sales made by you pursuant to any Media are made for and on your behalf only and not as an independent contractor nor agent of Spiegel.

    19.     ENTIRE AGREEMENT

                  This letter, together with the documents specified in Paragraph 13, shall constitute our entire agreement, and supersedes and replaces all other agreements, written or oral, between the parties with regard to the subject matter covered by this Agreement. Spiegel reserves the right to amend this Agreement from time to time on ninety (90) days written notice to you. If any such amendment is unacceptable to you, you may terminate this Agreement as provided in Paragraph 15.

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    20       ENFORCEABILITY

                  If any phrase, sentence, or paragraph of this Agreement, the Reverse Syndication Guidebook, or any Schedule shall to any extent be held invalid, the remainder of such instrument or the application of such provisions to persons or circumstances other than those as to which it is held invalid shall not be affected hereby, and all other phrases, sentences, and paragraphs of this Agreement, the Reverse Syndication Guidebook, or any Schedule shall be valid and enforced to the fullest extent permitted by law.

    21.      CHOICE OF LAW/INJUNCTION

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. It is specifically agreed that, should you breach the terms of this Agreement (especially Paragraphs 10 and 11), the actual damages of Spiegel may be difficult to ascertain and you waive any procedural objection you have or may have in the future to the entry of a permanent injunction against any telemarketing program or any mailings to Accountholders or to names and/or addresses on the Spiegel List, or against any use of the name "Spiegel, Inc.," "FCNB," or "FCNB Preferred(R) Charge," in addition to any other remedy Spiegel may seek or obtain.

If this Agreement is acceptable to you, please execute two copies of this Agreement. Retain one copy for you file and return the other to Spiegel. This Agreement is effective as of the date of this letter, or upon the date of any mailing of any Media, whichever is earlier.


Very truly yours,


SPIEGEL, INC.


By:      /S/
-----------------------------------------
Title:  Divisional Vice President,
          Customer Development


Accepted and agreed to:


By:     /S/   Mary Panvini
-----------------------------------------
Title:  Senior Vice President,
          General Manager